Exhibit 10.27

AMENDMENT

TO THE

SALLIE MAE 401(k) SAVINGS PLAN

This Amendment Number Two to the Sallie Mae 401(k) Savings Plan as most recently restated effective as of January 1, 2010 is effective as of the dates set forth below by SLM Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Sallie Mae 401(k) Savings Plan, originally effective as of April 1, 1974 (the “Plan”);

WHEREAS, the Company reserves the right to amend the Plan, by action of its Board of Directors or its designee, pursuant to Section 12.01 of the Plan;

WHEREAS, the Company has delegated the authority to amend the Plan to the management of the Company; and

WHEREAS, the Company has determined that the Plan must be amended, effective as of January 1, 2009, to make changes required by the Worker, Retiree, and Employer Recovery Act of 2008.

NOW, THEREFORE BE IT RESOLVED, that the Plan is amended in the following particulars, effective as of the dates stated below (additions bolded and double underlined, deletions struck-through):

1.	Effective January 1, 2009, Section 8.04 of the Plan shall be amended to add the following paragraph after the current last paragraph of the section:

Notwithstanding the foregoing provisions of Section 8.04, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of section 401(a)(9)(H) of the Code (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant's designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009, unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, solely for purposes of applying the direct rollover provisions of the Plan, including but not limited to Section 2.14, 2009 RMDs and Extended 2009 RMDs (both as defined above) will be treated as Eligible Rollover Distributions.

FURTHER RESOLVED, that the proper officers of the Company are authorized and directed to take all such actions, execute all such documents, and undertake any other actions that are necessary or desirable, in their discretion, to effectuate the foregoing resolutions, including the making of amendments (including amendments required by the Internal Revenue Service) to the above described Plan, in connection with the implementation of the above described actions, and filing the Plan with the Internal Revenue Service for a determination letter with respect to the qualification of the Plan under Section 401(a) for the Internal Revenue Code.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on December 21, 2011.

SLM CORPORATION

By:	/s/ Jon Kroehler
Jon Kroehler, SVP

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